                                   EXHIBIT A
                                   ---------

                   Acquisitions of Shares by the Partnership
                   and Offshore During the Past Sixty Days
                    -----------------------------------------

                   Date of        Number   Aggregate   Price
Entity           Transaction    of Shares    Price     Share
- -------------  ---------------  ---------  ----------  ------
Partnership     June 28, 1995      19,000  190,760.00  10.040
                June 29, 1995       5,000   50,200.00  10.040
                July 11, 1995       3,000   29,745.00   9.915
                July 12, 1995       5,000   48,950.00   9.790
                July 13, 1995      13,600  130,200.96   9.574
                July 17, 1995       4,400   41,976.00   9.540
                July 18, 1995       5,000   47,075.00   9.415
                July 20, 1995      24,900  225,745.89   9.066
                July 21, 1995      10,100   85,028.87   8.419
                July 31, 1995      38,300  307,549.00   8.030
                July 31, 1995       2,000   15,560.00   7.780
               August 1, 1995       2,500   18,200.00   7.280
               August 28, 1995    150,000   1,378,125  9.1875

Offshore        July 13, 1995       5,000   47,868.00   9.574
                July 31, 1995       5,000   40,150.00   8.030

All Shares were purchased in transactions on the Nasdaq National Market.

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